Calculation of Filing Fee Tables
S-8
Arcadia Biosciences, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.001 per share, to be issued under the 2026 Omnibus Equity Incentive Plan	Other	400,000	$ 0.28	$ 112,000.00	0.0001381	$ 15.47
Total Offering Amounts:						$ 112,000.00		$ 15.47
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 15.47
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock that become issuable under the Registrant's 2026 Omnibus Equity Incentive Plan, as amended (the "ESPP"), or the 2015 Omnibus Equity Incentive Plan, as amended (the "2026 Plan"), by reason of any stock dividend, stock split, recapitalization or similar transactions effected that results in an increase to the number of outstanding shares of common stock. (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) promulgated under the Securities Act, based upon the average of the high and low prices of the registrant's common stock as reported on The NASDAQ Capital Market on September 29, 2026, a date within five business days prior to the filing of this Registration Statement. (3) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources